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                                                                   Exhibit 10.18

[MEMORY PHARMACEUTICALS CORP. LETTERHEAD]


March 4,2002

Tony Scullion
5420 N. Ocean Drive
Apt. 2102
Singer Island, FL 33404-2543

Dear Tony:

      We are writing to you in connection with the proposed sale of Series D Preferred Stock (the "Series D Stock") of Memory Pharmaceuticals Corp. (the "Company") pursuant to a Preferred Stock Purchase Agreement, dated March 4,2002 (the "Purchase Agreement"), and the letter agreement of employment, dated July 2, 2001, as amended by that certain amendment dated August 6, 2001 (the "Employment Agreement"), between the Company and you. In connection with the Proposed Sale, we wish to clarify the following items.

      First, the sale by the Company of any shares of Series D Stock in excess of an aggregate of $40 million of gross proceeds shall not be included in the Company's fully diluted shares of common stock ("Common Stock") for purposes of applying the provisions of the second sentence of Section 3(c) of the Employment Agreement, which provisions provide for an increase in the number of shares of Common Stock subject to the incentive stock option referred to in the first sentence of said Section 3(c).

      Second, the provisions of said second sentence of said Section 3(c) will cease to have effect for any sale by the Company of Common Stock or securities convertible or exchangeable into Common Stock subsequent to the sale by the Company of the Series D Stock pursuant to the Purchase Agreement.

      Third, any increase in the Company's fully diluted shares of Common Stock caused by an increase, if any, in the number of shares of Series D Stock pursuant to Section 1.4 of the Purchase Agreement shall not be included in the Company's fully diluted shares of Common Stock for purposes of applying the provisions of said second sentence of said Section 3(c). Section 1.4 of the Purchase Agreement reads as follows: "If a Clinical Trial Event (defined below) has not occurred by 5:00 P.M. (New York time) on March 4, 2003, then the purchase price for the Series D Shares set forth in Section 1.2 of this Agreement shall be adjusted to One Dollar Seventy-five Cents ($1.75) through the immediate issuance to each holder of Series D Shares of additional Series D Shares equal to the product of (i) the number of Series D Shares then held by such holder by (ii) 0.228571 (the quotient of $.40 divided by $1.75), provided that no fractional shares of Series D Shares shall be issued upon conversion of any shares of Preferred Stock and in lieu of any fractional shares of Series D Shares to which such holder would otherwise be entitled, the Company shall pay cash equal to such fractional shares multiplied by


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Anthony Scullion
March 4,2002
Page 2


One Dollar Seventy-five Cents $1.75." Section 6.1 of the Purchase Agreement reads as follows in relevant part: "'Clinical Trial Event' shall mean the commencement of a Phase I clinical trial of a product candidate to which the Company owns or otherwise has been licensed commercialization rights and which Phase I clinical trial has been designed in such a way and is occurring in such venue to allow, if such Phase I clinical trial is successful, for submission of the results of such Phase I clinical trial to the United States Food and Drug Administration for the purpose of commencing a Phase IIa clinical trial of such product candidate."

      Except for the items expressly stated in this letter agreement, this letter agreement does not amend any other terms or conditions in the Employment Agreement.

      Please indicate your agreement with the above items by executing a counterpart of this letter agreement in the location provided below for your signature and returning it to the Company. We appreciate your assistance.

                                     Very truly yours,

                                     THE BOARD OF DIRECTORS OF
                                     MEMORY PHARMACEUTICALS CORP.

                                     By:    /s/  Joanne Leonard
                                            ------------------------------------
                                     Name:  Joanne Leonard
                                     Title: Secretary to the Board of Directors



ACCEPTED AND AGREED, as of the
date first above written:


/s/  Tony Scullion
-------------------------------
Tony Scullion